Exhibit 99.1

News Release

Company Contact:	Investor Relations:
Kevin F. Mahoney	Dave Mossberg
Senior Vice President, Finance and	Three Part Advisors, LLC
Chief Financial Officer	817-310-0051
401-335-3918

FOR IMMEDIATE RELEASE

COSTA INC. TO BE ACQUIRED BY ESSILOR INTERNATIONAL

Lincoln, RI – November 8, 2013 (GLOBE NEWSWIRE) – Costa Inc. (NASDAQ: ATX) today announced an agreement whereby Essilor International will acquire all outstanding shares of the company for $21.50 per share.  This corresponds to an enterprise value of approximately $270 million.  The all-cash offer represents a 19% premium on the volume weighted average share price over the past six months and approximately 2.8x the last twelve month’s revenue from continuing operations.  The merger agreement provides that Costa Inc. may consider superior proposals from other interested parties.  Previously known as A.T. Cross, Costa Inc. designs, assembles and markets sunglasses under the Costa® and Native® eyewear brands.

Introduced in 1983, when a few fishermen decided the world needed better sunglasses, Costa has become a leader in the performance sunglass market.  As a premiere manufacturer of superior polarized performance sunglasses, Costa is best known for its patented 580 lens technology, which offers color enhancement and increased visual acuity.  Still handcrafted today in Florida, Costa’s unparalleled fit and durability, backed by a lifetime warranty, have made them a leading choice of serious water sports enthusiasts.

Costa is also known for its commitment to protecting the world’s waters and works with conservation partners around the world to help increase awareness and influence policy so that both the fish and fishermen of tomorrow will have healthy waters to enjoy.

Commenting on the agreement, David G. Whalen, Chief Executive Officer of Costa Inc. said, “When viewed in comparison with comparable transactions we believe that this transaction represents significant value to our shareholders.”  Mr. Whalen continued, “We are delighted to be joining forces with the world leader in optics.  Over the past decade, as the terrific Costa management team has worked to make customers and consumers more aware of the features and benefits offered by the Costa brand, our business has grown rapidly.  As a member of the Essilor family, we will have access to a deep pool of world class resources including technology and distribution that will drive our continued growth both in the United States and the global marketplace.”

Under the terms of the merger agreement, certain Costa shareholders owning in the aggregate approximately 34% of the outstanding common shares of Costa have agreed to vote in favor of the transaction at a forthcoming special meeting to be called to approve it, subject to certain conditions.  Additionally, a termination fee of approximately $8.9 million is payable, under certain circumstances, by Costa Inc. to Essilor in the event a superior, unsolicited offer is accepted by Costa Inc.

The transaction is expected to close in early 2014, subject to necessary regulatory approvals and clearances, approval by the Costa shareholders, and certain other conditions.  The transaction is not subject to any financing contingency and it will be financed out of Essilor’s cash reserves.

D.A. Davidson & Co. is serving as Costa Inc.’s financial advisor and Weil, Gotshal & Manges LLP is acting as Costa Inc.’s legal counsel.

About Costa Inc.

Costa Inc. owns and manages the Costa and Native Eyewear brands.  Known best for its premium sport sunglasses tailored to those sports enthusiasts who play on the water, the Costa Brand is rapidly expanding into prescription sunglasses and sports apparel.  Likewise, the Native Eyewear brand is becoming the brand of choice for mountain locals and those who aspire to the mountain way of life.  Costa Inc. is the successor company of A.T. Cross.  For more information, visit the Costa Inc. website at www.costabrands.com.

Additional Information and Where to Find It

Costa Inc. will file with the Securities and Exchange Commission (the “SEC”) a current report on Form 8-K, which will include the merger agreement related to the proposed merger.  The proxy statement that Costa Inc. plans to file with the SEC and mail to shareholders will contain information about Costa Inc., the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED MERGER.  In addition to receiving the proxy statement from Costa Inc. by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about Costa Inc., without charge, from the SEC’s website at www.sec.gov or, without charge, from Costa Inc. at its website (www.costabrands.com).  This announcement is not a solicitation of a proxy.

Costa Inc. and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information concerning such participants is set forth in the proxy statement for Costa Inc.’s 2013 annual meeting of shareholders, which was filed with the SEC on Schedule 14A on March 27, 2013.  Additional information regarding the interests of such participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement to be filed by Costa Inc. with the SEC. Costa Inc.’s press releases and other information about Costa Inc. are available at Costa Inc.’s website at www.costabrands.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or that are about the merger, or otherwise anticipate the future, are forward-looking statements. These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements contained in this press release speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.